                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
 Barbeques Galore Limited:

  We consent to incorporation by reference in the Registration Statement (No. 333-46529) on Form S-8 of Barbeques Galore Limited of our report dated April 10, 1998, relating to the consolidated balance sheets of Barbeques Galore Limited and subsidiaries as of January 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows for the year ended January 31, 1998 and the seven months ended January 31, 1997, which report appears in the January 31, 1998 annual report on Form 20-F/A of Barbeques Galore Limited.

/s/ KPMG

May 19, 1998
Sydney, Australia